Hong Kong Highpower Technology Reports
Third Quarter 2009 Financial Results

New York & Shenzhen., November 12, 2009 – Hong Kong Highpower Technology, Inc. (NYSE Amex: HPJ), a leading developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) rechargeable batteries and related products, today announced financial results for the third quarter ended September 30, 2009.

Business Highlights

•	Earned net income of $0.18 per diluted share for third quarter 2009, an 800% increase year-over-year, and 157% increase sequentially;
•	Generated gross margins of 25% on net sales of $21.1 million for third quarter 2009, an 8% points increase year-over-year, and 5% points improvement sequentially;
•	Gross profit up 49% year-over-year and 70% sequentially;
•	Debt-to-capital ratio remained healthy consistent with prior quarter;
•	Inventory reduced 36% from the year-ago quarter greatly decreasing inventory carry exposure.

“Our business trends in the third quarter clearly show that the ill effects of the global recession on our business are fading,” said George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology.  “We produced a substantial increase in both our net sales and gross profit over the second quarter, which demonstrates that we are poised to capture even greater rechargeable battery market share as the economy continues to strengthen due to our ongoing customer relationships and strong financial position.”

“Recently, we also announced a significant new contract with Siemens Gigaset Communications to supply rechargeable batteries for cordless phones sold in Europe under the Gigaset brand.  This contract represents a significant new ODM relationship for the Company.”

“The Company’s lithium-ion battery products division, which was launched in 2008, continues to grow.  At the end of the third quarter, average monthly production reached over 800,000 pieces, which is still well ahead of our initial expectations.”

“As we head into the fourth quarter, we believe 2009 will be a much stronger year for us in terms of profitability and overall financial performance,” said Mr. Pan.  “Our net income through the first nine months is already double of where it stood for the comparable time frame in 2008.  This strong financial performance is mainly the result of the fading effects of global economic recession on Hong Kong Highpower Technology’s business and better raw material cost management.”

Third Quarter 2009 Financial Results

Net sales for the third quarter ended September 30, 2009 increased 2.8% to $21.1 million, compared to $20.5 million for the third quarter ended September 30, 2008. On a sequential basis, third quarter net sales increased by 36.3% compared to $15.4 million for the second quarter of 2009.  The year-over-year increase was largely due to an increase in the number of battery units sold and was partially offset by a decrease in the average selling price of our battery units.

Gross profit for the third quarter ended September 30, 2009 increased  48.7% to $5.2 million, compared to $3.5 million for the  third quarter ended September 30, 2008. On a sequential basis, third quarter gross profit increased 69.9%, compared to $3.1 million for the second quarter 2009. Gross margin was 24.8% for the third quarter ended September 30, 2009, compared to 17% for the third quarter ended September 30, 2008, and 19.9% for the second quarter 2009.  The increase in our gross profit is primarily due to a decrease in the average per unit cost of goods sold during the three months ended September 30, 2009 as compared to same period in 2008.

Selling and distribution costs were $767,200 or 3.6% for the third quarter ended September 30, 2009, compared to $800,000 or 3.9% for the comparable period in 2008 and $580,000 or 3.8% for the second quarter 2009.

General and administrative expenses, including stock-based compensation, were $1.5 million or 7% of net sales for the third quarter ended September 30, 2009, compared to $1.9 million, or 9.4% of net sales for the third quarter 2008, and $1.0 million or 6.8% of net sales for the second quarter 2009.

During the three months ended September 30, 2009, the exchange rate of the  Renminbi (“RMB”) to the U.S. Dollar (“USD”) only decreased approximately 0.03% from the level at the end of June 30, 2009. There were no obvious effects that resulted from the foreign current exchange rate.

The Company recorded a provision for income taxes of $529,200 for the third quarter ended September 30, 2009, compared with provisions for income taxes of $35,700 for the third quarter 2008 and $229,000 for the second quarter 2009.

Net income for the third quarter of 2009 was $2.4 million, or $0.18 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with third quarter 2008 net income of $289,400, or $0.02 per diluted share, based on 13.6 million weighted average shares outstanding, and second quarter 2009 net income of $969,000, or $0.07 per diluted share, based on 13.8 million weighted average shares outstanding.

Balance Sheet

At September 30, 2009, Hong Kong Highpower Technology had cash and cash equivalents and restricted cash totaling $11.7 million, total assets of $52 million, working capital of $6.5 million and stockholders’ equity of $20.5 million. Bank credit facilities totaled $23.2 million at September 30, 2009, of which $16.7 million was available as unused credit.

Conference Call and Webcast

Management of Hong Kong Highpower Technology will host a conference call today,  Thursday, November 12, 2009 at 8:00 a.m. Pacific time/11:00 a.m. Eastern time to discuss third quarter 2009 financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800-891-5765 from the U.S., or 702-696-4830 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.haopengbattery.com or www.InvestorCalendar.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S., and entering reservation code 40001543. A webcast replay will be available for one year.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower Technology develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower Technology’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit www.haopengbattery.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com. Company news can also be found at http://ir.haopengbattery.com/en/introduce028.html.

Media and Investor Inquiries:
Henry H. Ngan
Chief Financial Officer
+1-917-887-0614
ir@highpowerbatteries.net

Financial Profiles, Inc.
Tricia Ross
(310) 277-4711
HPJ@finprofiles.com

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

– financial tables to follow –

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	21,056,149	20,473,472	47,811,438	57,326,510
Cost of sales	(15,835,110)	(16,961,664)	(37,120,495)	(47,731,537)

Gross profit	5,221,039	3,511,808	10,690,943	9,594,973
Depreciation	(50,120)	(49,792)	(169,309)	(130,448)
Selling and distribution costs	(767,194)	(799,666)	(1,879,001)	(1,761,386)
General and administrative costs, including stock-based compensation	(1,464,392)	(1,915,367)	(3,613,654)	(4,256,468)
Loss on exchange rate difference	(6,813)	(159,310)	(62,402)	(994,985)

Income from operations	2,932,520	587,673	4,966,577	2,451,686
Change in fair value of currency forwards	(7,483)	-	(117,106)	29,102
Change in fair value of warrants	-	(204,750)	-	(276,000)
Other income	289,843	101,179	378,432	325,833
Interest expenses	(199,125)	(159,063)	(279,622)	(559,830)
Other expenses	(52,878)	-	(223,963)	-

Income before taxes	2,962,877	325,039	4,724,318	1,970,791
Income taxes	(529,201)	(35,683)	(919,020)	(266,861)

Net income for the period	2,433,676	289,356	3,805,298	1,703,930

Other comprehensive income
- Foreign currency translation gain	(99,446)	109,161	392,618	857,900

Comprehensive income	2,334,230	398,517	4,197,916	2,561,830

Earnings per share of common stock
- Basic	0.18	0.02	0.28	0.13

- Diluted	0.18	0.02	0.28	0.13

Weighted average number of common stock
- Basic	13,562,597	13,562,596	13,621,466	13,088,737

- Dilutive	13,612,097	13,615,096	13,673,966	13,108,644

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
	$	$

ASSETS
Current Assets :
Cash and cash equivalents	7,203,175	4,175,780
Restricted cash	4,552,798	4,845,478
Accounts receivable	11,260,286	8,765,593
Notes receivable	400,876	429,815
Prepaid expenses and other receivables	4,191,720	1,732,709
Deferred charges – Stock-based compensation	-	216,667
Inventories	10,437,454	11,208,697

Total Current Assets	38,046,309	31,374,739
Deferred tax assets	137,400	104,556
Plant and equipment, net	9,962,416	7,778,477
Leasehold land, net	3,002,530	3,050,510
Intangible asset, net	862,500	900,000
Currency forward	-	116,157

TOTAL ASSETS	52,011,155	43,324,439

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Non-trading foreign currency derivatives liabilities	5,335	293,830
Accounts payable	15,152,492	8,306,123
Other payables and accrued liabilities	9,067,162	3,139,275
Income taxes payable	812,688	476,330
Bank borrowings	6,495,909	14,829,228

Total Current Liabilities	31,533,586	27,044,786

COMMITMENTS AND CONTINGENCIES

	As of
	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
	$	$

STOCKHOLDERS’ EQUITY
Preferred stock
Par value: US$0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none

Common stock
Par value : US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2009 – 13,562,597 shares (2008 - 13,562,596 shares)	1,356	1,356
Additional paid-in capital	5,048,194	5,048,194
Accumulated other comprehensive income	1,987,709	1,595,091
Retained earnings	13,440,310	9,635,012

TOTAL STOCKHOLDERS’ EQUITY	20,477,569	16,279,653

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	52,011,155	43,324,439

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